EXHIBIT F-1.2

                                                                December 8, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re: The National Grid Group plc/New England Electric System Merger Application, File No. 70-9473

Dear Sirs:

     The National Grid Group plc ("National Grid") has applied to the Commission for authority to acquire the New England Electric System ("NEES") (the "Merger"). Upon consummation of the Merger, National Grid will register as a holding company under the Public Utility Holding Company Act of 1935 (the "Act"). As counsel for NEES and its subsidiary and associate companies, I deliver this opinion to you for filing as Exhibit F-1.2 to the Application-Declaration referenced above. Briefly stated, the Applicants are seeking authority, under Sections 9(a)(2) and 10 of the Act, to acquire, by means of the Merger, all of NEES' interest in the issued and outstanding common stock of the subsidiaries of NEES that are public utility companies within the meaning of the Act, namely New England Power Company, Massachusetts Electric Company, The Narragansett Electric Company, Granite State Electric Company, Nantucket Electric Company, New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, New England Hydro-Transmission Electric Company, Inc. and Vermont Yankee Nuclear Power Corporation.

     The Applicants are also requesting that the Commission approve (1) the acquisition by the Applicants of NEES' interest in the non-utility activities, businesses and investments of NEES and the retention of National Grid's existing non-utility activities, businesses and investments; (2) certain acquisition-related financing matters, and (3) certain amendments to the NEES standard form of service company agreement.

     I am a member of the bar of Massachusetts, the place of organization of NEES. I am not a member of the bar of any other country or state of the United States in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to NEES who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by NEES.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all


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documents submitted to me as originals,  the conformity to original documents of
documents   submitted  to  me  as  certified  or  photostatic   copies  and  the
authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application-Declaration.

     The opinions expressed below are limited to NEES and each of its subsidiaries and associate companies and subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application-Declaration, permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application-Declaration and the Commission's orders.

     o An appropriate order from the Nuclear Regulatory Commission shall have been issued authorizing the indirect transfer relating to ownership interest of New England Power Company in nuclear plants.

     o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     o With respect to NEES and each of its subsidiaries and associate companies, appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

     o NEES and each of its subsidiaries and associate companies involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, with respect to NEES and each of its subsidiaries and associate companies, in the event the proposed transactions are consummated in accordance with the Application-Declaration:

     (a) all state and federal laws applicable to the proposed transactions will have been complied with;

     (b) the issuer of any securities proposed in the Application-Declaration is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

     (c) such securities will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

     (d) the Applicants will legally acquire any securities or assets subject to this Application-Declaration, and;

     (e) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by NEES, or any of its subsidiaries and associate companies.



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     I hereby  consent  to the  filing  of this  opinion  as an  exhibit  to the
Application-Declaration.

                                              Very truly yours,

                                              //s//Kirk L.  Ramsauer

                                              Deputy General Counsel
                                              New England Electric System